CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-257387 on Form S-6 of our report dated August 23, 2021, relating to the financial statement of FT 9562, comprising FTP SkyBridge Digital Innovation Portfolio, Series 2, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 23, 2021